SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                    REGISTRATION STATEMENT
                                   UNDER
                    THE SECURITIES ACT OF 1933

                           WEB4BOATS.COM, INC.
        (Exact name of registrant as specified in its charter)

         Delaware                                           84-1080043
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                  identification No.)

                                 P.O. Box 1028
                          La Jolla, California 92038
                                (858) 459-22628
                   (Address of principal executive offices)

                      CONSULTING AGREEMENT
                             (Full title of plan)

                               Mr. Dennis Schlagel
                                   President
                                 P.O. Box 1028
                              La Jolla, CA 92038
                    (Name and address of agent for service)

                              (858) 459-22628
     (Telephone number, including area code of agent for service)

                     CALCULATION OF REGISTRATION FEE
=======================================================
Title of                      Proposed maximum  Proposed maximum   Amount of
securities        Amount to be  offering price  Aggregate offering Registration
to be registered  registered      per share          Price           fee
========================================================
Common Stock
($.001 par
value)            1,150,000       $0.68              $782,000        $206
----------------------------------------------------------------------

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on April 20, 2000.

===============Page 1===============================

                                    PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by Web4Boats.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

(a) the Company's General Form for Registration of Securities of Small Business Issuers Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10SB;

(b)  all other reports filed by the Company pursuant to Section 13(a) or
Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a), above; and

(c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

============Page 2================================

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses
(including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

Our certificate of incorporation provides that directors and officers shall be indemnified to the fullest extent allowed by the laws of Delaware. Our bylaws provide that no director of officer of the Company shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Company, unless the same has resulted from his or her own willful misconduct, willful neglect or negligence. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our Company shall be paid by the Company unless such officer or director is adjudged liable for negligence or misconduct in the performance of his or her duties.

==============Page 3============================

This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

          The Exhibits to this registration statement are listed in the index to Exhibits on page 7.

Item 9.   Undertakings

(a)       The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

===============Page 4=======================

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section
15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

====================Page 5=================

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on April 24, 2000.

                               Web4Boats.com, Inc.



                          By:  /s/ Dennis Schlagel
                                ----------------------------------
                               Dennis Schlagel, President & Director
                     Chief Financial Officer and Chief Accounting Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis
Schlagel and Blair J. Merriam, each of them acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                    Date
----------                   -----                    ----

/s/ Blair J. Merriam     General Manager          April 24, 2000
--------------------
Blair J. Merriam

/s/ Daniel Thornton      Director                 April 24, 2000
--------------------
Daniel Thornton

==============Page 6=======================

                               INDEX TO EXHIBITS
Exhibit                                                    Sequentially
 NO.                      Description                      Numbered Pages
 ---                      -----------                      --------------

4.1                 Consulting Agreement                         8

4.2                 Assignment                                   9

4.3                 Renewal                                     10

5.1                 Opinion of Counsel regarding                11
                    the legality of the securities
                    registered hereunder.

23.1                Consent of Carl S. Sanko                    12

23.2                Consent of Counsel (Included                11
                    as part of Exhibit 5.1)

24                  Power of Attorney (Contained                 6
                    within Signature Page)

===================Page 7==================

                                 Exhibit 4.1
                             Consulting Agreement

CONSULTING AGREEMENT

     This Agreement (the "Agreement") is made and entered into on April 15, 1999, by and between Web4Boats.com, Inc. ("the
Corporation"), a Delaware corporation, and Internet Advisors
Group, Inc. ("the Consultant"), a Wyoming corporation (herein collectively referred to as "the Parties").

     The Parties hereto agree to enter into this Agreement under the following terms and conditions.

     1) The Consultant shall render the following services to the Corporation:

          a) Day to day management of the corporate affairs and business; and

          b)   Act as liaison between the Corporation and it's
Web Site server, Web-Light Consulting and Design; and

          c) Act as an advisor to the Corporation with respect to the communications and information disseminated to the public community; and

          d) Act as an advisor to the Corporation with respect to the planning, designing, developing, organizing, and writing and distributing the materials and content required to develop and maintain the Web Site; and

          e) Act as advisor to the Corporation with respect to the preparation of and filing of a Form 10 with the Securities and Exchange Commission, specifically to act as liaison with the Corporation's attorney, accountant, and related providers of services for the completion of said filing; and

          f) Act as advisor to the Corporation with respect to hiring and retaining outside consultants, outsource services, and any and all providers necessary for the development and growth of the Corporation.

          g)   The Consultant shall not disclose to any third
Party any confidential non-public information furnished by the Corporation or otherwise obtained by it with respect to the Corporation.

     2) The Corporation shall use it's best efforts to promptly supply to the Consultant full and complete copies of any and all documents and information necessary for the Consultant to fulfill it's part of this Agreement.

     3) The Consultant shall be entitled to the following compensation for services to be rendered:

          a)   A monthly consulting fee in the amount of Ten
Thousand Dollars ($10,000) per month. The Parties hereto agree that the payments may be made in either cash, stock, or any combination thereof.

     4) The term of this Agreement shall be one (1) year from the date set forth hereinabove. The Parties shall have the option of renewing this Agreement prior to the termination date set forth herein.

     5) The Parties may not amend or modify this Agreement unless such amendment or modification is in writing and signed by both Parties hereto.

     6) This Agreement may be executed in any number of counterparts delivered through facsimile transmission. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effected on the 15th day of April 1999.

WEB4BOATS.COM               INTERNET ADVISORS GROUP, INC.
P.O. Box 1028                         P.O. Box 3235
La Jolla,  CA  92038                Cheyenne,  WY   82003


BY: /s/ Dennis Schlagel             BY:/s/  Blair J. Merriam
     Dennis Schlagel                    Blair J. Merriam
     President                               President

                         Page 8
==========================================
                                   Exhibit 4.2

                                   ASSIGNMENT OF
                       RIGHTS AND OBLIGATIONS UNDER
                            CONSULTING AGREEMENT

     This Assignment of Rights and Obligations Under
Consulting Agreement ("Assignment") is made and entered into on April 1, 2000, by and between Internet Advisors Group, Inc.
("Internet Advisors") and Blair J. Merriam , the sole shareholder, officer and director of Internet Advisors.

WHEREAS on April 15, 1999, Internet Advisors entered into a
Consulting Agreement with Web4Boats.com, Inc.; and

WHEREAS that Consulting Agreement allows Web4Boats.com to pay the consulting fee in "cash, stock, or any combination thereof"; and

WHEREAS on March 2, 2000, Internet Advisors and
Web4Boats.com agreed that all consulting fees accrued and unpaid as of that date were to be paid in shares of Web4Boats.com; and

WHEREAS the rules regarding the use of Form S-8 promulgated by the Securities and Exchange Commission allow the registration of securities issued to consultants only if the consultants are natural persons; and

WHEREAS, pursuant to a renewal of the Consulting Agreement, there are continuing rights and obligations between the parties to the Consulting Agreement that are expected to continue for at least one year in the future;

NOW THEREFORE, in consideration for Mr. Merriam's assumption of all of Internet Advisor's obligations under the Consulting Agreement, Internet Advisors hereby assigns all of its right, title and interest under the Consulting Agreement to Mr. Merriam.

Internet Advisor Group, Inc.

By:  /s/ Blair J. Merriam
     --------------------------
     Blair J. Merriam, President


Assignee

/s/ Blair J. Merriam
-------------------------------
Blair J. Merriam

Web4Boats.com, Inc. hereby consents to the above described assignment.

Web4Boats.com, Inc.

By:  /s/ Dennis Schlagel
     --------------------------
     Dennis Schlagel, President

                          Page 9
==================================
                                      Exhibit 4.3

                               RENEWAL OF
               CONSULTING AGREEMENT

Effective April 1, 2000, Web4Boats.com, Inc. and Blair J.
Merriam, assignee of all of the rights and obligations under the Consulting Agreement between Web4Boats.com and Internet
Advisors Group, Inc. dated April 15, 1999, hereby agree to extend the term of the Consulting Agreement until March 31, 2001.

Web4Boats.com, Inc.

By:  /s/ Dennis Schlagel
     --------------------------
     Dennis Schlagel, President


Consultant

/s/ Blair J. Merriam
-------------------------------
Blair J. Merriam

                      Page 10
==================================
                           Exhibit 5.1


                          Jeffrey Herm, P.C.
                            Attorney at Law
                      1625 Broadway, Suite 770
                           Denver, CO 80202
                          Office: (303) 592-5444
                             Fax: (303) 592-5439
                  Email:  jherm@JeffreyHerm.com

                                April 21, 2000

Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, CA 92038

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Web4Boats.com, Inc., a Delaware corporation (the "Company"), in connection with in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the
"Registration Statement") relating to 1,150,000 shares of the Company's Common Stock, $.001 par value, (the "Common Stock") issuable pursuant to the Company's Consulting Agreement (the "Plan").

We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, documents, corporate records and certificates of public officials as we have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, as amended; and (iii) the record of all action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

Based on the foregoing, it is our opinion that the shares of Common
Stock issuable under the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

                             JEFFREY HERM, P.C.

                                  By:  /s/ Jeffrey Herm
                                  -------------------------
                                   Jeffrey Herm, Esq.

                                 Page 11
=========================================
                                   Exhibit 23.1

  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

I hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 29, 1999 appearing in Web4Boats.com, Inc.'s General Form for Registration of Securities of Small Business Issuers Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10SB for the fiscal year ended March
31, 1999.

/s/ Carl S. Sanko
----------------------
Carl S. Sanko

Chatsworth, California
April 24, 2000
                                 Page 12